Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Par Hyare Sunesis Pharmaceuticals, Inc. 650-266-3784

Sunesis Pharmaceuticals Reports First Quarter 2020 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., May 7, 2020 (GLOBE NEWSWIRE) -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the first quarter ended March 31, 2020. Loss from operations for the three months ended March 31, 2020 was $5.8 million. As of March 31, 2020, cash and cash equivalents, restricted cash, and marketable securities totaled $28.9 million.

“We are grateful for all those working so hard to address the current COVID-19 pandemic. As we navigate our business challenges associated with the pandemic, we continue to make progress on both our vecabrutinib and SNS-510 programs. We still expect initial response assessments for the 500 mg cohort in our Phase 1b/2 study of vecabrutinib this quarter, as well as follow up assessments from patients from lower dose cohorts who remain on treatment. For our first-in-class PDK1 inhibitor, SNS-510, we remain on track to file an IND by year end,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “Going forward, there is potential for delays in vecabrutinib development due to impact on sites.  We will assess next steps and provide updates as data from the Phase 1b portion of the trial emerge and the COVID-19 situation evolves.”

Vecabrutinib Phase 1b/2 Clinical Update. Sunesis continues to follow patients enrolled in cohorts 5-7 of the ongoing Phase 1b/2 trial of. Vecabrutinib has been very well tolerated in the higher dose levels.

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Cohort 5 (300mg): Sunesis announced at ASH 2019 that stable disease was observed in three of five patients from cohort 5. As of today, one of the chronic lymphocytic leukemia (CLL) patients remains on study in cycle 10 with normalized hematologic parameters and a 47% reduction in tumor burden observed at their second response assessment.

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Cohort 6 (400mg BID): Two of the three CLL patients in Cohort 6 had stable disease upon first response assessments including a patient with a 48% reduction in tumor burden. One patient had progressive disease but remains on study at the request of the investigator as the patient is receiving clinical benefit. All three patients remain on study and are in cycle 7. We expect additional response assessments will be available this quarter.

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Cohort 7 (500mg BID): Six patients, four with CLL and two with mantle cell lymphoma (MCL), cleared the safety evaluation period and three of the patients remain on treatment. The company expects first response assessments for these patients this quarter.

SNS-510, first-in-class PDK1 inhibitor. We continue to make progress in our IND-enabling program for the oral PDK1 inhibitor, SNS-510. SNS-510 inhibits both PI3K signaling and PIP3-independent pathways integral to many malignancies. Preclinical studies revealed that CDKN2A-mutated tumors are particularly sensitive to SNS-510. CDKN2A alterations are common in human cancers and may prove to be useful biomarkers for broad investigation of SNS-510 as a monotherapy and in combination with other anticancer agents. We are on track to file an IND by the end of 2020 and expect to present preclinical findings in the second half of the year.

Promoted Tina Gullotta to VP, Finance.  Ms. Gullotta joined Sunesis in August 2018 with extensive experience in accounting, finance, and investor relations in the biotech industry. Prior to joining the company, Ms. Gullotta was the Corporate Controller and held various other management positions at Atara Biotherapeutics, Inc. a public immunotherapy company. Prior to joining Atara Biotherapeutics, Inc., Ms. Gullotta held financial management positions in various industries including retail and telecommunications, and began her career in the business assurance practice with PricewaterhouseCoopers LLP. Ms. Gullotta received a B.S.C. in Accounting from Santa Clara University.

Financial Highlights

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Cash and cash equivalents, restricted cash, and marketable securities totaled $28.9 million as of March 31, 2020, as compared to $34.6 million as of December 31, 2019. The decrease of $5.7 million was due to cash used in operating activities, mainly resulting from our net loss of $5.8 million for the three months ended March 31, 2020.

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Revenue was $0.1 million and nil for the three months ended March 31, 2020 and 2019, respectively. The increase in revenue was primarily due to revenue recognized from the upfront payments received under the license agreement with Denovo.

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Research and development expense was $3.7 million and $3.2 million for the three months ended March 31, 2020 and 2019, respectively. The increase of $0.5 million between the comparable three months periods was primarily due to a $0.5 million increase in professional services and $0.2 million increase in clinical expense related to the preparation for the Phase 2 portion of our ongoing clinical trial for vecabrutinib, partially offset by a $0.3 million decrease in salary and personnel expenses.

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General and administrative expense was $2.2 million and $2.4 million for the three months ended March 31, 2020 and 2019, respectively. The decrease of $0.2 million between the comparable three months periods was primarily due to a decrease in professional services expenses due to lower patent expenses.

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Interest expense was $0.1 million and $0.3 million for the three months ended March 31, 2020 and 2019, respectively. The decrease in interest expenses resulted from lower interest paid due to the lower interest rate on the lower principal amount under the SVB Loan Agreement as compared to our prior loan agreement with Western Alliance Bank and Solar Capital Ltd.

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Net cash used in operating activities was $5.7 million for the three months ended March 31, 2020, as compared to $6.1 million for the same period in 2019. Net cash used in the three months ended March 31, 2020, resulted primarily from the net loss of $5.8 million and changes in operating assets and liabilities of $0.3 million, offset by adjustments for non-cash items of $0.3 million. Net cash used in the three months ended March 31, 2019, resulted primarily from the net loss of $5.9 million, partially offset by adjustments for non-cash items of $0.5 million and changes in operating assets and liabilities of $0.7 million.

Conference Call Information

Sunesis will host a conference call today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 6168259. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, including its oral non-covalent BTK inhibitor vecabrutinib and first-in-class PDK1 inhibitor SNS-510. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Sunesis’ continued development of vecabrutinib, including the timing and results of the Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline; the timing of the potential IND filing for SNS-510; Sunesis’ ability to receive potential milestone or royalty payments under license and collaboration agreements and the timing of receipt of those payments; the sufficiency of Sunesis’ cash resources and financial position; and the effect the COVID-19 pandemic may have on any of the foregoing. Words such as “expect,” “will,” “look forward,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" in Sunesis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Sunesis' other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended March 31,
	2020	2019
	(Unaudited)
Revenue:
License and other revenue	$120	$—
Total revenues	120	—
Operating expenses:
Research and development	3,690	3,248
General and administrative	2,228	2,439
Total operating expenses	5,918	5,687
Loss from operations	(5,798)	(5,687)
Interest expense	(70)	(261)
Other income, net	93	88
Net loss	(5,775)	(5,860)
Unrealized loss on available-for-sale securities	(1)	—
Comprehensive loss	$(5,776)	$(5,860)
Basic and diluted loss per common share:
Net loss	$(5,775)	$(5,860)
Shares used in computing basic and diluted loss per common share	111,393	59,142
Basic and diluted loss per common share	$(0.05)	$(0.10)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$19,974	$12,761
Restricted cash	5,500	5,500
Marketable securities	3,445	16,364
Prepaids and other current assets	1,790	1,697
Total current assets	30,709	36,322
Property and equipment, net	1	3
Operating lease right-of-use asset	681	817
Other assets	96	98
Total assets	$31,487	$37,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$862	$791
Accrued clinical expense	600	521
Accrued compensation	746	985
Other accrued liabilities	1,039	1,109
Notes payable	5,469	5,465
Operating lease liability - current	545	545
Total current liabilities	9,261	9,416
Other liabilities	4	9
Operating lease liability - long term	136	272
Total liabilities	9,401	9,697
Stockholders’ equity:
Convertible preferred stock	11,769	11,769
Common stock	11	11
Additional paid-in capital	698,881	698,562
Accumulated other comprehensive income	-	1
Accumulated deficit	(688,575)	(682,800)
Total stockholders’ equity	22,086	27,543
Total liabilities and stockholders’ equity	$31,487	$37,240

Note 1:  The consolidated balance sheet as of December 31, 2019 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.